UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2019

ACADIA Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50768	06-1376651
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 300 San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 558-2871

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ACAD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On September 9, 2019, the Company announced that its Phase 3 HARMONY study, a double-blind, placebo-controlled relapse prevention study of pimavanserin for the treatment of hallucinations and delusions associated with dementia-related psychosis, met its primary endpoint, demonstrating a highly statistically significant longer time to relapse of psychosis with pimavanserin compared to placebo in a planned interim efficacy analysis. Upon the recommendation of the study’s independent data monitoring committee, which met to review the data from the planned interim efficacy analysis, the study will now be stopped early based on pre-specified stopping criteria requiring a one-sided p-value less than 0.0033 on the study’s primary endpoint.

The Company is planning to meet with the FDA regarding a supplemental NDA submission in 2020 and the results from the HARMONY study will be submitted for presentation at upcoming medical meetings.

The HARMONY study included a 12-week open-label stabilization period during which patients with dementia-related psychosis were treated with pimavanserin 34 mg once daily. Dose reduction to 20 mg once daily was allowed if clinically justified within the first four weeks. Following the 12-week stabilization period, patients who met pre-specified criteria for treatment response were then randomized into the double-blind period of the study to continue their pimavanserin dose (34 mg or 20 mg per day) or switched to placebo and followed for up to 26 weeks or until a relapse of psychosis occurred. The primary endpoint in the study was time to relapse in the double-blind period. Relapse (significant worsening of dementia-related psychosis after prior stabilization) was defined in the study by one or more of the following: hospitalization due to dementia-related psychosis, significant deterioration of dementia-related symptoms on clinical scales, withdrawal from the study due to lack of efficacy, or the use of an off-label antipsychotic medication for the treatment of dementia-related delusions and/or hallucinations. All potential relapses and discontinuations in the double-blind portion of the study were adjudicated by an independent adjudication committee to determine if protocol defined relapse criteria were met.

A copy of ACADIA’s press release issued September 9, 2019 is furnished herewith as Exhibit 99.1.

Forward-Looking Statements

Statements in this Current Report that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to: intended activities with respect to the HARMONY study following the interim analysis, expected timelines with respect to full data from the HARMONY study and the Company’s planned engagement with the FDA. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to the Company’s annual report on Form 10-K for the year ended December 31, 2018 as well as its subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated September 9, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2019	ACADIA Pharmaceuticals Inc.

	By:	/s/ Austin D. Kim
	Name:	Austin D. Kim
	Title:	Executive Vice President, General Counsel & Secretary